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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                         (Amendment No.  1)

                          Equity Growth Systems, inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   294698105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                         G. Richard Chamberlin, Esquire
                           1941 Southeast 51st Terrace
                              Ocala, Florida 34471
                                 (352) 694-6714
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                  May 25, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 4  Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(SC13D-07/98)

CUSIP No. 294698105              13D                   Page 2  of  4 Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     The Yankee Companies, Inc.    59-3532520

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

                                       AF

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States of America, Florida

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                                     635,000
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING
                                     635,000
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH


________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                    635,000
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                      9.4%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 294698105                13D                   Page 3  of  4 Pages
________________________________________________________________________________
Item 1.  Security and Issuer.
                                  Common Stock
                          Equity Growth Systems, inc.
                            8001 DeSoto Woods Drive
                            Sarasota, Florida 34243
________________________________________________________________________________
Item 2.  Identity and Background.

     (a) The Yankee Companies, Inc.

     (b) 902 Clint Moore Road, Suite 136; Boca Raton, Florida  33487

     (c) Company engaged in provision of diversified consulting to other coporations
     (d)  None

     (e)  None

     (f)  United States of America,  Florida
________________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.

     Stock issued in lieu of payment of old liabilities in conjunction with the Calvo Settlement Agreement is filed as an exhibit to the Issuer's annual report on Form 10-KSB for period ended December 31, 1998 filed on May 26, 1999.
________________________________________________________________________________
Item 4.  Purpose of Transaction.

     (a) Stock issued in lieu of payment of old liabilities in conjunction with the Calvo Settlement Agreement filed as an exhibit to the annual report on Form 10-KSB for period ended December 31, 1998 filed on May 26, 1999.

     (b) Pursuant to terms of consulting agreement with Issuer The Yankee Companies, Inc., has the right to acquire substantial additional securities of the Issuer. The Yankee Companies, Inc., consulting agreement is filed as an exhibit to the Issuer's annual report on Form 10-KSB for period ended December 31, 1998 filed on May 26, 1999.

     (c)  Not Applicable

     (d)  Not Applicable

     (e)  Not Applicable

     (f)  Not Applicable

     (g)  Not Applicable

     (h)  Not Applicable

     (i)  Not Applicable

     (j)  Not Applicable
________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer.

     (a)  635,000   9.4%

     (b)  Sole voting and dispositive power 635,000

     (c)  None other than as discussed in this report

     (d)  Not Applicable

     (e)  Not Applicable
________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

None other than as described in the Issuer's annual report on Form 10-KSB for period ended December 31, 1998 filed on May 26, 1999, such disclosure being incorproated by reference.
________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.

None other than as incoporated by reference to the Issuer's annual report on Form 10-KSB for period ended December 31, 1998 filed on May 26, 1999.
________________________________________________________________________________

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  June 3, 1999
                    ----------------------------------------
                                     (Date)


                           /s/ Leonard M. Tucker /s/
                    ----------------------------------------
                                   (Signature)


                          Leonard M. Tucker, President
                    ----------------------------------------
                                  (Name/Title)



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).